General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	March 30,	March 31,
	2007	2006
Net sales	$ 1,009.2	$ 804.3
Cost of sales	849.4	706.7
Gross profit	159.8	97.6

Selling, general and
administrative expenses	68.7	55.4
Operating income	91.1	42.2
Other income	-	0.8
Interest income (expense):
Interest expense	(8.9)	(10.1)
Interest income	3.0	0.5
Loss on extinguishment of debt	(25.1)	0.0
	(31.0)	(9.6)

Income before income taxes	60.1	33.4
Income tax provision	(22.2)	(12.0)
Net income	37.9	21.4
Less: preferred stock dividends	(0.1)	(0.1)
Net income applicable to common shareholders	$ 37.8	$ 21.3
Earnings per share
Earnings per common share - basic	$ 0.74	$ 0.43
Weighted average common shares - basic	51.1	50.0
Earnings per common share-
assuming dilution	$ 0.71	$ 0.41
Weighted average common shares-
assuming dilution	53.1	51.6

General Cable Corporation and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
ASSETS	March 30, 2007	December 31, 2006
Current Assets:	(unaudited)
Cash and cash equivalents	$299.0	$310.5
Receivables, net of allowances of $10.8 million at March 30, 2007
and $10.0 million at December 31, 2006	821.9	723.7
Inventories	569.4	563.1
Deferred income taxes	112.2	104.1
Prepaid expenses and other	42.0	32.9
Total current assets	1844.5	1734.3
Property, plant and equipment, net	426.5	416.7
Deferred income taxes	21.3	28.8
Other non-current assets	39.0	38.9
Total assets	$2,331.3	$2,218.7
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$684.3	$655.4
Accrued liabilities	272.1	284.3
Current portion of long-term debt	41.2	55.5
Total current liabilities	997.6	995.2
Long-term debt	734.1	685.1
Deferred income taxes	12.3	13.2
Other liabilities	117.5	90.8
Total liabilities	1861.5	1784.3
Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
March 30, 2007 - 101,949 outstanding shares
December 31, 2006 - 101,949 outstanding shares	5.1	5.1
Common stock, $0.01 par value, issued and outstanding shares:
March 30, 2007 - 52,133,939 (net of 5,041,096 treasury shares)
December 31, 2006 - 52,002,052 (net of 4,999,035 treasury shares)	0.6	0.6
Additional paid-in capital	251.2	245.5
Treasury stock	(55.0)	(53.0)
Retained earnings	257.9	238.8
Accumulated other comprehensive income (loss)	10.0	(2.6)
Total shareholders' equity	469.8	434.4
Total liabilities and shareholders' equity	$2,331.3	$2,218.7